Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway

Pennsauken, NJ 08109

J & J SNACK FOODS

REPORTS SECOND QUARTER SALES

AND EARNINGS

Pennsauken, NJ, April 28, 2014 - - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the second quarter ended March 29, 2014.

Sales increased 2% to $205.3 million from $201.3 million in last year’s second quarter. Net earnings increased 7% to $13.5 million in the current quarter from $12.7 million last year. Earnings per diluted share increased 7% to $.72 for the second quarter from $.67 last year. Operating income increased 6% to $20.3 million in the current quarter from $19.2 million in the year ago quarter.

For the six months ended March 29, 2014, sales increased 4% to $408.8 million from $392.8 million in last year’s first half.  Net earnings increased 13% to $25.9 million in the six months from $22.9 million last year.  Earnings per diluted share increased to 14% to $1.38 for the six months from $1.21 last year.  Operating income increased 12% to $38.3 million from $34.2 million in the year ago period.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented,

“Even though our sales and earnings were up for the quarter, we were impacted by the severe weather during the period.  It appears that the “thaw into spring” has helped spring our sales back to higher levels as sales for our first three weeks of April were up 8% over our sales for the first three weeks of last year’s April.”

J&J Snack Foods Corp. is a leader and innovator in the snack food industry, providing nutritional and affordable branded niche snack foods and beverages to foodservice and retail supermarket outlets.  Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, BAVARIAN BAKERY and other soft pretzels, ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S, MINUTE MAID* frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, CALIFORNIA CHURROS and TIO PEPE’S churros, PATIO Burritos and other handheld sandwiches, THE FUNNEL CAKE FACTORY funnel cakes, and several cookie brands within COUNTRY HOME BAKERS.  For more information, please visit us at www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

- more-

	J & J SNACK FOODS CORP. AND SUBSIDIARIES
	CONSOLIDATED STATEMENTS OF EARNINGS
	(Unaudited)
	(in thousands, except per share amounts)

	Three months ended		Six months ended
	March 29,	March 30,	March 29,	March 30,
	2014	2013	2014	2013

Net Sales	$205,321	$201,326	$408,844	$392,734

Cost of goods sold	144,208	143,175	287,825	280,448
Gross Profit	61,113	58,151	121,019	112,286

Operating expenses
Marketing	17,519	16,809	35,551	33,945
Distribution	16,382	15,713	32,502	31,113
Administrative	6,781	6,460	13,765	13,059
Other general expense (income)	99	10	898	(51)
	40,781	38,992	82,716	78,066

Operating Income	20,332	19,159	38,303	34,220

Other income (expense)
Investment income	976	896	2,114	1,672
Interest expense & other	(27)	(28)	(63)	(53)

Earnings before income taxes	21,281	20,027	40,354	35,839

Income taxes	7,760	7,367	14,407	12,953

NET EARNINGS	$13,521	$12,660	$25,947	$22,886

Earnings per diluted share	$0.72	$0.67	$1.38	$1.21

Weighted average number of diluted shares	18,819	18,886	18,806	18,878

Earnings per basic share	$0.72	$0.67	$1.39	$1.22

Weighted average number of basic shares	18,693	18,800	18,686	18,803

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	(unaudited)
	March 29,	September 28,
	2014	2013
Cash and cash equivalents	$77,301	$97,345
Current marketable securities held to maturity	-	256
Other current assets	172,178	167,116
Property, plant and equipment, net	155,255	147,164
Goodwill	84,615	76,899
Other intangible assets, net	42,575	44,012
Marketable securities held to maturity	2,000	2,000
Marketable securities available for sale	128,740	107,664
Other	3,330	3,205
Total	$665,994	$645,661

Current Liabilities	$85,996	$83,239
Long-term obligations under capital leases	430	136
Deferred income taxes	45,132	45,183
Other long-term liabilities	536	538
Stockholders' Equity	533,900	516,565
Total	$665,994	$645,661

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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